UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2007

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Non-Qualified Stock Option Plan

On December 18, 2007, the Company’s Board of Directors adopted an amendment to the Company’s Non-Qualified Stock Option Plan (as amended, the “Non-Qualified Plan”) to increase the total number of shares of common stock of the Company that may be issued pursuant to the Non-Qualified Plan from 4,000,000 shares to 5,500,000 shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2007, the Company’s Board of Directors appointed James Moloshok to serve as Executive Chairman of the Company and as a member of the Company’s Board of Directors, effective December 18, 2007. In connection with Mr. Moloshok’s appointment, the Company entered into a Consulting Agreement, dated as of December 18, 2007 (the “Consulting Agreement”), with Mr. Moloshok. Under the Consulting Agreement, Mr. Moloshok is required to devote an average of 20 hours per week to his work for the Company for a term of two years, unless earlier terminated in accordance with the terms of the Consulting Agreement.

In connection with Mr. Moloshok’s appointment, on December 18, 2007, the Company’s Board of Directors granted options under the Non-Qualified Plan to Mr. Moloshok. The grant to Mr. Moloshok consists of non-qualified stock options to purchase 1,500,000 shares of the Company’s common stock, with an exercise price equal to the closing price per share of the Company’s common stock on the OTC Bulletin Board on December 18, 2007, which was $0.23 per share. 10% of the total amount of the options granted to Mr. Moloshok vests on the date of Mr. Moloshok’s appointment and the remainder of the options granted to Mr. Moloshok will vest monthly at the rate of 1/24th per month, provided that Mr. Moloshok continues to provide services to the Company under the Consulting Agreement.

In addition, the Consulting Agreement provides for payment for services to Mr. Moloshok as follows: (i) for the first six months of the term, the Company shall pay Mr. Moloshok at a monthly rate of $15,000, and Mr. Moloshok shall accrue additional compensation at a monthly rate of $5,000 that is payable at the earlier of the closing of a change of control or the end of such six-month period and (ii) after the first six months of the term, the Company shall pay Mr. Moloshok at a monthly rate of $20,000. Under the Consulting Agreement, Mr. Moloshok will also be eligible to (1) receive incentive compensation of $100,000 per year, contingent upon attainment of performance targets to be agreed to with the Company’s Board of Directors and (2) participate in an incentive compensation plan to be established by the Company’s Board of Directors under which Mr. Moloshok will be eligible to receive up to 150,000 fully vested shares of restricted stock per year, contingent upon attainment of performance targets to be agreed to with the Company’s Board of Directors. In the event Mr. Moloshok’s engagement is terminated by the Company other than for cause, death or disability, the Consulting Agreement provides for a severance payment of $120,000 and an additional six-months of vesting on any options, restricted stock or RSUs awarded to Mr. Moloshok.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Moloshok and any other person pursuant to which Mr. Moloshok was selected as director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Moloshok, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-B.

Item 8.01	Other Events.

On December 20, 2007, the Company issued a press release announcing Mr. Moloshok’s appointment. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
99.1	Press release issued by GoFish Corporation on December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: December 20, 2007	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President

Exhibit Index

Exhibit	Description
99.1	Press release issued by GoFish Corporation on December 20, 2007